Merrill Lynch Mortgage Trust 2007-C1

The information in this material clarifies, updates or modifies certain of the information contained in the free writing prospectus, dated July 16, 2007 (the
"7/16/07 FWP") and the preliminary structural and collateral term sheet, dated
July 13, 2007.

Collateral Updates:

Six mortgage loans have been removed from the mortgage pool. They are identified on the file attached to this material captioned "MLMT 07-C1 Annex Changes".

With respect to the DRA/Colonial Office Portfolio loan (loan number 4), the related borrower's interest in one of the nineteen constituent properties, known as the Peachtree Street, is comprised of a condominium interest for approximately 92% of the related units. The condominium association owns an adjacent parking garage that services the Peach Street property but the parking garage is neither a current common element of the condominium regime nor collateral for the DRA/Colonial Office Portfolio loan. The holder of the mortgage lien on the parking garage has agreed, however, that it will not take any enforcement action while the DRA/Colonial Office Portfolio loan is outstanding and its lien will be extinguished in the event of a foreclosure of the DRA/Colonial Office Portfolio loan.

With respect to the DRA/Colonial Office Portfolio loan (loan number 4), the
$153,684,437 future advance contemplated by the loan documents has now been funded.

With respect to the Och-Ziff Retail Portfolio loan (loan number 5) , the largest tenant, Ian Stewart and Ken Gillich d/b/a America's Custom Design Center
("America's Custom"), at Colonial Promenade Hunter's Creek (one of the 11
mortgaged properties securing the Och-Ziff Retail Portfolio loan) (the "Center")
has vacated its premises. Before America's Custom vacated its premises, the
Center was 100% occupied and the Och-Ziff Retail Portfolio was 94.8% occupied, and, as of the date hereof, the Center is 52.6% occupied and the Och-Ziff Retail
Portfolio is 90.1% occupied. Colonial Properties Trust, an Alabama real estate investment trust ("CPT Reit") (NYSE:CLP), which entity owns an indirect interest in the Och-Ziff Retail Portfolio borrower, has provided a guaranty in favor of the Och-Ziff Retail Portfolio borrower pursuant to which CPT Reit guaranteed lease payments (in the amount that is due under the lease executed by America's
Custom) with respect to the vacated premises through September 30, 2011. No assurance can be given that CPT Reit will perform its obligations under the guarantee if and when called upon to do so.

With respect to the Mann & Sylmar Biomedical Parks loan (loan number 13), historic monitoring since 2002 of groundwater impacted by volatile organic compounds shows a general trend of stable or declining concentrations. An April
2007 site remediation closure strategy states that, based on information provided by the Regional Water Quality Control Board (RWQCB), the mortgaged real property is appropriate for site closure. The site remediation closure strategy recommends implementation of a land use restriction prohibiting the use of groundwater for potable or irrigation purposes. A Phase I environmental site assessment performed on June 1, 2007 recommends annual review of regulatory files at the RWQCB until such time that site closure is granted. The related mortgage loan seller has not received notification that the RWQCB has granted site closure or that the RWQCB is not requiring active remediation.

With respect to the Lindbergh Plaza loan (loan number 94), the local jurisdiction has notified Home Depot, anchor tenant at the mortgaged property, that the tenant's operation of an outdoor sales area constitutes a zoning violation. While the tenant is seeking to obtain the necessary permits for such operations, there is no assurance that such permits will be granted, or that the inability of the tenant to conduct such sales would not materially adversely affect the tenant and the related mortgage loan.

With respect to the Hawthorn Suites Naples loan (loan number 114) the loan allows for future mezzanine debt with a maximum combined LTV of 75% and a minimum combined DSCR of 1.20x

With respect to the Melrose Ave. Retail loan (loan number 252), which was determined to be likely to experience a probable maximum loss of approximately
22% of the estimated replacement cost of the improvements, the related borrower was not required to maintain earthquake insurance.

18 of the mortgaged real properties, which represent security for approximately
3.8% of the initial mortgage pool balance and approximately 2.1% of the initial loan group 1 balance, and approximately 7.2% of the initial loan group 2 balance, are secured by student housing facilities or multifamily properties predominantly rented by students.

Capmark Finance Inc. is anticipated to be a sub-servicer for mortgage loans aggregating more than 10%, but less than 20%, of the initial mortgage pool balance.

Please see the attached file captioned "MLMT 07-C1 Annex Changes" for additional modifications to mortgage loan information in the 7/16/07 FWP

Free Writing Prospectus Legend

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior contrary information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Goldman, Sachs & Co. or Morgan Stanley & Co. Incorporated
(the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following are not applicable to these materials and should be disregarded:

(i) disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

(ii) disclaimers of responsibility or liability;

(iii) statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

(iv) language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

(v) statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

(vi) legends that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

MLMT 2007-C1
7/23/2007

--------------------------------------------------------------------------------
               Loans That Have Been Removed From the Mortgage Pool
--------------------------------------------------------------------------------
LOAN NUMBER 41                      1447 2nd Street                    7,900,000
LOAN NUMBER 42                      11860 Wilshire Boulevard           6,400,000
LOAN NUMBER 43                      1441 4th Street                    5,250,000
LOAN NUMBER 178                     Covington Square                   3,300,000
LOAN NUMBER 200                     Royal Coach Village MHP            2,300,000
LOAN NUMBER 213                     Walgreens - Swansboro, NC          2,080,000

ANNEX A-1 TO THE 7/16/07 FWP IS HEREBY AMENDED WITH RESPECT TO THE REVISED
CHARACTERISTICS SET FORTH BELOW:

LOAN NUMBER        LOAN NAME                               CHARACTERISTIC
-------------------------------------------------------------------------------------------------------

               5   Och - Ziff Retail Portfolio             Occupancy %
            5.06   Colonial Promenade Hunter's Creek       Occupancy %
            5.06   Colonial Promenade Hunter's Creek       Largest Tenant Name

            5.06   Colonial Promenade Hunter's Creek       Largest Tenant Unit Size
            5.06   Colonial Promenade Hunter's Creek       Largest Tenant Lease Expiration
            5.06   Colonial Promenade Hunter's Creek       2nd Largest Tenant Name
            5.06   Colonial Promenade Hunter's Creek       2nd Largest Tenant Unit Size
            5.06   Colonial Promenade Hunter's Creek       2nd Largest Tenant Lease Expiration
            5.06   Colonial Promenade Hunter's Creek       3rd Largest Tenant Name
            5.06   Colonial Promenade Hunter's Creek       3rd Largest Tenant Unit Size
            5.06   Colonial Promenade Hunter's Creek       3rd Largest Tenant Lease Expiration
              13   Mann & Sylmar Biomedical Parks          Appraised Value
              13   Mann & Sylmar Biomedical Parks          Maturity LTV
              13   Mann & Sylmar Biomedical Parks          Cut-Off Date LTV
            3.01   Mann Biomedical Park                    Appraised Value
              21   FIDM Los Angeles                        UW DSCR
              21   FIDM Los Angeles                        UW Revenues
              21   FIDM Los Angeles                        UW Expenses
              21   FIDM Los Angeles                        UW NCF
              21   FIDM Los Angeles                        UW NOI
              82   Forest Meadow Apartments                Annual P&I Debt Service
              82   Forest Meadow Apartments                Maturity/ARD Balance
              82   Forest Meadow Apartments                Maturity LTV
              82   Forest Meadow Apartments                Interest Rate
              82   Forest Meadow Apartments                Original Prepayment Provision (Payments)
              94   Lindbergh Plaza                         Annual P&I Debt Service
              94   Lindbergh Plaza                         Interest Rate
              94   Lindbergh Plaza                         UW DSCR
              94   Lindbergh Plaza                         UW Revenues
              94   Lindbergh Plaza                         UW Expenses
              94   Lindbergh Plaza                         UW NCF
              94   Lindbergh Plaza                         UW NOI
             108   815 Middle Ground Boulevard             Annual P&I Debt Service
             108   815 Middle Ground Boulevard             Maturity/ARD Balance
             108   815 Middle Ground Boulevard             Maturity LTV
             108   815 Middle Ground Boulevard             Cut-Off Date Balance
             108   815 Middle Ground Boulevard             Interest Rate
             108   815 Middle Ground Boulevard             Original Balance
             108   815 Middle Ground Boulevard             UW DSCR
             143   Bryant Portfolio                        Original Prepayment Provision (Payments)
             161   Cottonwood Crest                        Annual P&I Debt Service
             161   Cottonwood Crest                        Maturity/ARD Balance
             161   Cottonwood Crest                        Maturity LTV
             161   Cottonwood Crest                        Interest Rate
             161   Cottonwood Crest                        Original Prepayment Provision (Payments)
             161   Cottonwood Crest                        UW DSCR
             199   Walgreens - Jasper, IN                  Annual P&I Debt Service
             199   Walgreens - Jasper, IN                  Interest Rate
             199   Walgreens - Jasper, IN                  UW DSCR

LOAN NUMBER          7/23/07 FWP VALUE                   7/16/07 FWP VALUE
-----------------------------------------------------------------------------

               5                  90.1                                94.8
            5.06                  52.6                                 100
            5.06                Publix   Ian Stewart and Ken Gillich d/b/a
                                            America's Custom Design Center
            5.06             56,000.00                              107806
            5.06            11/18/2012                           9/30/2011
            5.06         Frank's Place                        Publix #0427
            5.06                 7,700                              56,000
            5.06            12/31/2011                          11/18/2012
            5.06              Crispers                       Frank's Place
            5.06                 5,400                               7,700
            5.06            10/31/2015                          12/31/2011
              13           108,500,000                         102,000,000
              13                  59.9                                63.7
              13                  59.9                                63.7
            3.01            86,500,000                          80,000,000
              21                  1.20                                1.19
              21             4,765,002                           4,767,472
              21             1,658,381                           1,684,179
              21             2,895,595                           2,872,266
              21             3,106,621                           3,083,293
              82               732,861                             737,419
              82             9,883,574                           9,889,373
              82                  74.3                                74.4
              82                6.3360                              6.3900
              82    LO(24),Def(93),O(3)            LO(24),DeforYM1%(93),O(3)
              94               586,454                             562,135
              94                6.2700                              6.0100
              94                  1.20                                1.22
              94             1,094,395                           1,078,769
              94               366,168                             365,699
              94               702,506                             687,349
              94               728,227                             713,070
             108               573,975                             579,736
             108             6,450,448                           6,486,708
             108                  56.1                                56.4
             108             7,470,000                           7,500,000
             108                6.6250                              6.6830
             108             7,470,000                           7,500,000
             108                  1.35                                1.34
             143    LO(24),Def(95),O(1)                 LO(24),Def(93),O(3)
             161               292,171                             288,098
             161             3,917,429                           3,912,214
             161                  76.8                                76.7
             161                6.3920                              6.2700
             161    LO(24),Def(93),O(3)            LO(24),DeforYM1%(93),O(3)
             161                  1.27                                1.28
             199               147,653                             148,832
             199                6.2600                              6.3100
             199                  1.36                                1.34